UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report
(Date of earliest event reported)
February 10, 2010
QUALITY SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

CALIFORNIA (State or other jurisdiction of incorporation)	001-12537 (Commission File Number)	95-2888568 (IRS Employer Identification Number)
18111 Von Karman, Suite 600
Irvine, California 92612
(Address of Principal Executive Offices)
(949) 255-2600
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     On February 10, 2010, Quality Systems, Inc. (“QSI”) entered into and closed an Agreement and Plan of Merger (“Agreement”) whereby it acquired Opus Healthcare Solutions, Inc. (“Opus”) as a wholly owned subsidiary. The purchase price consists of approximately $12.0 million in unregistered and contractually restricted QSI common stock paid at closing, plus up to an additional $14.0 million in unregistered QSI common stock tied to the future performance of Opus (“Earnout Shares”).

Item 3.02	Unregistered Sales of Equity Securities.
     As discussed in Item 1.01 of this Current Report on Form 8-K, the purchase price for QSI’s acquisiton of Opus consists of approximately $12.0 million in unregistered and contractually restricted QSI common stock paid at closing, resulting in the issuance of 193,670 shares of common stock on February 10, 2010, plus up to an additional $14.0 million in Earnout Shares tied to the future performance of Opus. 41,202 of the 193,670 shares issued at closing were deposited into escrow and will be released in accordance with the Agreement and the related escrow agreement.
     The number of shares of QSI common stock issuable as Earnout Shares is dependent upon the market price of QSI common stock on the dates the Earnout Shares are earned in accordance with the Agreement; provided, however, that if the market price of QSI common stock is less than $51.58 per share, the market price will be deemed to equal $51.58 per share for purposes of determining the number of Earnout Shares issuable and, if the market price of QSI common stock is greater than $69.78 per share, the market price will be deemed to equal $69.78 per share for purposes of determining the number of Earnout Shares issuable. As a result, the maximum possible number of shares of QSI common stock issuable as Earnout Shares equals 271,423 (which assumes that the maximum amount of $14.0 million tied to the future performance of Opus is earned and that the market price per share of QSI common stock for purposes of calculating the number of Earnout Shares earned is $51.58).
     The shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated by the Securities and Exchange Commission thereunder.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 12, 2010	QUALITY SYSTEMS, INC.
	By:	/s/ PAUL HOLT
Paul Holt
Chief Financial Officer